SECURITIES AND EXCHANGE COMMISSION

                                  Washington, D.C.  20549


                                          FORM 8-K


                                       CURRENT REPORT

                           Pursuant to Section 13 or 15(d) of the
                              Securities Exchange Act of 1934

                     Date of Report (Date of earliest event reported):

                                       January 17, 1994

                                 BANCFLORIDA FINANCIAL CORPORATION
                      (Exact name of registrant as specified in its charter)


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
           Delaware                      0-8515                       59-2265850
      (State or other                 (Commission                  (IRS Employer
      jurisdiction of                 File Number)                Identification No.)
      incorporation)
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                        5801 Pelican Bay Boulevard, Naples, Florida  33963
                                 (Address of principal executive officers)


                          Registrant's telephone number, including
                                 area code:  (813) 597-1611


                                   Not Applicable
                 (Former name or former address, if changed since last report)





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          Item 5.  Other Events

               BancFlorida Financial Corporation ("BFL") and its wholly owned subsidiary BancFlorida, a Federal Savings Bank (the "Bank"), have entered into an Agreement and Plan of Mergers, dated as of January 17, 1994 (the "Plan"), with First Union Corporation ("First Union") and its wholly owned direct or indirect subsidiaries First Union Corporation of Florida ("FUNC-FL") and First Union National Bank of Florida ("FUNB-FL"). The Plan provides for the merger of BFL into FUNC-FL and the merger of the Bank into FUNB-FL.
               Under the terms of the Plan, BFL"s shareholders would receive 0.669 shares of First Union common stock for each share of common stock or preferred stock of BFL if First Union's common stock price is between $41.875 and $44.875 per share. If First Union's common stock price is below $41.875, BFL's shareholders would receive $28 of First Union common stock for each share of BFL common stock or preferred stock. If First Union's common stock price is above $44.875, BFL shareholders would receive $30 of First Union common stock for each share of BFL common stock or preferred stock.
               The calculation of First Union's common stock price will be based upon the average closing price of First Union common stock for the ten trading days prior to the effective date of the merger of BFL and FUNC-FL. Based upon the closing price of First Union common stock on January 14, 1994 of $41.875, BFL's shareholders would receive First Union shares having a value equal to 162 percent of BFL's September 30, 1993 book value on a fully diluted basis.
               Consummation of the transactions contemplated by the Plan is subject to approval by the shareholders of BFL, receipt of regulatory approvals and the satisfaction of certain other conditions.
               In connection with the Plan, BFL and first Union have entered into an Agreement, dated as of January 17, 1994 (the "Shareholder Agreement"), with William R. Berkley, the owner of all of BFL's preferred stock (the "Shareholder"). Pursuant to the Shareholder Agreement, the Shareholder has agreed to vote all of his shares of BFL capital stock in favor of the Plan. The holders of BFL's preferred stock will vote together with the holders of BFL's common stock on the Plan. As of January 17, 1994, BFL's preferred stock represented approximately 24% of BFL's outstanding capital stock. BFL and First Union have agreed in the Shareholder Agreement to assure that the Shareholder will effectively receive dividends on his BFL preferred stock which become payable in accordance with BFL's certificate of incorporation prior to the effective date of the merger of BFL and FUNC-FL.

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               In addition, BFL and First Union have entered into a Stock
          Option Agreement, dated as of January 17, 1994 (the "Stock Option Agreement") pursuant to which BFL has granted First Union an option to purchase up to 719,000 shares of BFL common stock at a purchase price of $25 per share. The number of shares and the purchase price per share are subject to adjustment under certain circumstances. The option will become exercisable upon the occurrence of a Purchase Event (as defined in the Stock Option Agreement) and may remain in effect for up to 18 months following termination of the Plan.
               The foregoing descriptions of the Plan, the Shareholder Agreement and the Stock Option Agreement are qualified in their entirety by reference to such agreements which are filed as exhibits hereto.


          Item 7.  Financial Statements and Exhibits.

                   (a)  Not applicable.

                   (b)  Not applicable.

                   (c)  Exhibits.


          Exhibit No.                       Description

          2(i) Agreement and Plan of Mergers, dated as of January 17, 1994, by and among BancFlorida Financial Corporation, BancFlorida, a Federal Savings Bank, First Union Corporation, First Union Corporation of Florida and First Union National Bank of Florida.

          2(ii) Stock Option Agreement, dated as of January 17, 1994, by and between BancFlorida Financial Corporation and First Union Corporation.

          2(iii) Agreement, dated as of January 17, 1994, by and between William R. Berkley, BancFlorida Financial Corporation and First Union Corporation.

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                                      SIGNATURES



  Pursuant to the requirements of the Securities Exchange Act of 1934,the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       BANCFLORIDA FINANCIAL CORPORATION
                                                   (Registrant)




            Date: January 21, 1994            BY: Rudolf P. Guenzel
                                                  Rudolf P. Guenzel, President
                                                  and Chief Executive Officer



            Date: January 21, 1994            BY: J. Michael Holmes
                                                  J. Michael Holmes,
                                                  Secretary/Treasurer





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